Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Robert Sachse to Assume Marketing Responsibilities For Alliance Resource Partners

TULSA, Oklahoma, October 31, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP), (the “Partnership”) today announced that, effective January 1, 2007, Robert G. Sachse will expand his role as Executive Vice President to assume responsibility for the coal marketing, sales and transportation functions of the Partnership. Mr. Sachse will assume these added responsibilities upon the departure of Gary J. Rathburn, Senior Vice President – Marketing, who is retiring at the end of this year after 26 years of service with the Partnership.

In addition to his role as Executive Vice President, for the past six years Mr. Sachse has served as Vice Chairman of the Board of Directors of Alliance Resource Management G.P., LLC (“MGP”), the managing general partner of the Partnership. In his current role as Executive Vice President, Mr. Sachse has, on a consulting basis, been focused primarily on the development of non-mining growth opportunities for the Partnership. More recently, his emphasis has been on exploring the Partnership’s potential participation in the development of coal gasification and coal-to-liquids projects, as well as opportunities with utilities and other coal related entities for growth projects ancillary to Alliance’s coal production and marketing efforts. In his expanded role as Executive Vice President, Mr. Sachse will continue his work on these growth initiatives for the Partnership.

“I am delighted that Robert Sachse has agreed to take on this expanded role for Alliance Resource Partners,” said Joseph W. Craft III, President and Chief Executive Officer. “With his knowledge of our businesses and our people, Robert will be a significant contributor to the future growth and continued success of the Partnership.”

As a result of Mr. Sachse’s expanded responsibilities, he will resign from the Board of Directors of MGP.

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Alliance Resource Partners, L.P. is a diversified producer and marketer of steam coal to major United States utilities and industrial users. Alliance Resource Partners, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. Alliance Resource Partners currently operates eight underground mining complexes in Illinois, Indiana, Kentucky and Maryland; and is completing development of the Mountain View mine in West Virginia, which will replace the Maryland mine that depleted its reserves earlier this year.

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Partnership news, unit prices and additional information about Alliance Resource Partners, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at 918-295-7674 or via e-mail at investorrelations@arlp.com.

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